                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            WASTE TECHNOLOGY CORP.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                             WASTE TECHNOLOGY CORP.
                             5400 RIO GRANDE AVENUE
                           JACKSONVILLE, FLORIDA 32205

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                  May 28, 1998

TO THE STOCKHOLDERS:

         Notice is hereby given that the 1997 annual meeting of stockholders (the "Annual Meeting") of Waste Technology Corp. (the "Company") has been called for and will be held at 10:00 A.M., local time, on Thursday, May 28, 1998, at the offices of the Company, 5400 Rio Grande Avenue, Jacksonville, Florida 32254 for the following purposes:

         1. To elect two (2) Class III Directors, Robert Roth and William E. Nielsen, to the Board of Directors to hold office for three (3) years and until their successors shall have been elected and qualify;

         2. To authorize the Company's Board of Directors to approve a one for two (1:2) reverse stock split of each share of the Company's outstanding common stock, however, the Board, may in its discretion, determine not to proceed with the reverse stock split; and

         3. To ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP, to serve as the independent certified public accountants for the current fiscal year; and

         4. To consider and transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on April 3, 1998 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. The list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Company's offices at 5400 Rio Grande Avenue, Jacksonville, Florida 32254, for ten (10) days prior to May 28, 1998.

                                              By Order of the Board of Directors

                                              Ted C. Flood, President

Dated:  April 4, 1998

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FILL IN, SIGN, AND DATE THE PROXY SUBMITTED HEREWITH AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE. THE GRANTING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

                             WASTE TECHNOLOGY CORP.
                                 PROXY STATEMENT

                                     GENERAL

         This proxy statement is furnished by the Board of Directors of Waste Technology Corp., a Delaware corporation (sometimes the "Company" or "Waste Tech"), with offices located at 5400 Rio Grande Avenue, Jacksonville, Florida 32254, in connection with the solicitation of proxies to be used at the annual meeting of stockholders of the Company to be held on May 28, 1998 and at any adjournments thereof (the "Annual Meeting"). This proxy statement will be mailed to stockholders beginning approximately April 24, 1998. If a proxy in the accompanying form is properly executed and returned, the shares represented thereby will be voted as instructed on the proxy. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the President of the Company, or by a stockholder voting in person at the Annual Meeting.

         All properly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions marked thereon or otherwise as provided therein. Unless instructions to the contrary are indicated, proxies will be voted FOR the election of the two (2) Class III Directors named therein, FOR authorizing the Company's Board of Directors to approve a reverse one for two (1:2 ) stock split of each share of the Company's outstanding common stock, if the Board in its discretion determines to proceed in that manner; and FOR the ratification of the selection by the Board of Directors of KPMG Peat Marwick LLP, as the independent certified public accountants of the Company.

         A copy of the annual report of the Company for the fiscal year ended October 31, 1997 ("Fiscal 1997"), which contains financial statements audited by the Company's independent certified public accountants, accompanies this proxy statement.

         The cost of preparing, assembling and mailing this notice of meeting, proxy statement, the enclosed annual report and proxy will be borne by the Company. In addition to solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telegraph, or cable. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock. The Company will reimburse such persons for their expenses in forwarding soliciting material.

                              VOTING SECURITIES AND
                            PRINCIPAL HOLDERS THEREOF

         The Board of Directors has fixed the close of business on April 3, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at the Annual Meeting. Only stockholders on the Record Date will be able to vote at the Annual Meeting.

         As of the Record Date, 5,266,297 shares of the Company's common stock, $.01 par value per share ("Common Stock") are outstanding, and each share will be entitled to one (1) vote, with no shares having cumulative voting rights. Holders of shares of Common Stock are entitled to vote on all matters. Unless otherwise indicated herein, a majority of the votes represented by shares present or represented at the Annual Meeting is required for approval of each matter which will be submitted to stockholders. The Company also has 1,000,000 shares of Preferred Stock, $.0001 par value per share authorized, none of which are outstanding.

         Management knows of no business other than that specified in Items 1, 2 and 3 of the Notice of Annual Meeting which will be presented for consideration at the Annual Meeting. If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

         The following table sets forth information, as of April 3, 1997 with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding Common Stock:


                                 Amount and Nature of        Approximate
Name                             Beneficial Ownership(1)     Percentage of Class

Ted C. Flood                             1,203,1222                23.7%
9448 Preston Trail West
Ponte Verde Beach, FL 32082

Morton S. Robson                           586,8543                11.5%
666 Third Avenue
New York, NY 10017
--------

     (1) Unless noted to the contrary, all shares of Common Stock are directly held with the sole voting and dispositive power residing in the persons indicated.

     (2) Consists of 628,000 shares held directly; an option to purchase 48,662 shares; and, 526,460 shares owned by the Waste Technology Corp. Employees Profit Sharing Trust of which Messrs. Flood, Robson and Morrison are Trustees.

     (3) Consists of 78,454 shares held directly; 2,400 shares held as custodian for his minor son; 505,000 shares held by Robson & Miller, of which Mr. Robson is the senior partner; and 1,000 shares held by the Robson & Miller pension plan. Excludes 89,728 shares held by Kenneth N. Miller, a partner of Mr. Robson who is the beneficial and record owner of such shares. Does not include the 526,460 shares owned by the Waste Technology Corp Employees Profit Sharing Trust of which Messrs. Flood, Robson and Morrison are trustees since these shares are included in Mr. Flood's holdings and their inclusion here would be duplicative.

Charles C. Wildes               392,000(4)         7.7%
396 Frost Industrial Blvd.
Baxley, Ga. 31513

Charles B. Roth and             315,336(5)         6.5%
Marta M. Roth
1840 Spice Circle
Jacksonville, FL  32215


                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS

General

         The Board of Directors is divided into three (3) classes of directors ("Class I", "Class II", and "Class III"), with each class having as nearly the same number of directors as practicable. Stockholders elect such class of directors, Class I, Class II, or Class III, as the case may be, to succeed such class directors whose terms are expiring, for a three (3) year term, and such class of directors shall serve until the successors are elected and qualify. The term of each of the two Class I Directors was to have been held at the 1995 Annual Stockholder's meeting. However, because no Annual Meeting for 1995 was held, both Class I Directors along with both Class II Directors, whose terms expired last year, were elected at last year's 1996 Annual Meeting. During this past year one of the Class I Directors, Russell McElroy died. The Company's Board of Directors elected Charles C. Wildes, President of the Company's subsidiary, International Press and Shear Corporation, to fill that vacancy. In addition, during the past year the Company's Board of Directors appointed William E. Nielsen, the Company's Chief Financial Officer, to fill a remaining vacancy that existed for Class III Directors. The terms of the Class III Directors expires at the 1997 Annual Stockholder's meeting. As a result, the election of two Class III Directors will be held at the 1997 Annual Meeting of Stockholders. The term of the two Class I Directors will expire at the 1998 Annual Meeting of Stockholders to be held in 1999 and the terms of the Class II Directors will expire at the 1999 Annual Meeting of Stockholders to be held in 2000.

--------
     (4) Consists of 40,000 shares held directly; 42,000 shares held by the Wildes Family Trust of which Mr. Wildes has a 20% ownership interest; 30,000 shares held indirectly as the executor of an estate, as a result of which Mr. Wildes has voting power and control over the disposition of these shares, but does not have any pecuniary interest in the shares; and, an option to purchase 280,000 shares.

     (5) Includes shares owned by family members of Robert Roth as follows: his wife, Patricia B. Roth (114,182), his son, Steven F. Roth (83,968), his daughter, Kathie Cecile Roth (10,000) and his son Charles B. Roth and his wife, Marta Roth (107,188).
                                        4

         The following is the apportionment of existing directors into classes:

No. of Class               Term Expires                       Members/Nominees

Class I                    1998 Annual                        Alan Morrison
                           Stockholder's Meeting              Charles C. Wildes
                           (to be held in 1999)

Class II                   1999 Annual                        Morton S. Robson
                           Stockholder's Meeting              Ted C. Flood
                           (to be held in 2000)

Class III                  1997 Annual                        Robert Roth
                           Stockholder's Meeting              William E. Nielsen
                           (May 28, 1998)

         The Board of Directors consisted of six (6) persons during Fiscal 1996. There are two (2) nominees for Class III members of the Board, Robert Roth and William E. Nielsen. Unless authority is withheld, the proxies in the accompanying form will be voted in favor of the election of Messrs. Roth and Nielsen as nominees for Class III Directors at the Annual Meeting. If the nominees should subsequently become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute.

         The Class I and Class II directors with the exception of Mr. Wildes were each elected at the annual meeting of stockholders held in July 1997. Mr. Wildes was elected by the Company's Board of Directors to fill the vacancy created by the death of Russell McElroy who was elected as a Class I Director at the Company's last annual meeting of stockholders. With the exception of Ted C. Flood, the officers are elected annually by the directors and serve at the discretion of the board of directors. See "Executive Compensation- Employment Agreements". There are no family relationships between executive officers or directors of the Company. However, Robert Roth is the husband of Patricia B. Roth and the father of Steven F. Roth and Charles B. Roth, major shareholders of the Company. See "Certain Transactions".

Board of Directors

         The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. Although only three (3) members of the Board are involved in day-to-day operating details, the other members of the Board are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board meetings. The Board of Directors held five meetings in Fiscal 1997.

         During Fiscal 1997 Messrs. Robson and Morrison and were the members of the Company's audit and compensation committees. In Fiscal 1997 the compensation committee and the audit committee did not hold any formal meetings.

         Management has agreed to use its best efforts to have Robert Roth elected as a director for so long as Patricia Roth and Steven Roth, his family members, own more than one (1%) percent of the outstanding shares of Common Stock. See "Certain Transactions- Related Party Transactions - Robert Roth". Other than with regard to Mr. Roth, there is no understanding or arrangement between any director or any other persons pursuant to which such individual was or is to be selected as a director or nominee of the Company.

         The following table sets forth information, as of the Record Date with respect to the beneficial ownership of the Company's Common Stock by the executive officers and directors of the Company and the directors and officers of the Company as a group:


                                     Amount of
Name and Address of                  Beneficial                Approximate
Beneficial Owner                     Ownership(1)              Percent of Class

Ted C. Flood                         1,203,122(2)                   23.7%
5400 Rio Grande Avenue
Jacksonville, Fla. 32254


Morton S. Robson                      586,854(3)                    11.5%
666 Third Avenue--18th Fl.
New York, N.Y. 10017--4011

--------

   (1)Unless otherwise stated, all shares of Common Stock are directly held with sole voting and dispositive power.

   (2)Consists of 628,000 shares held directly; an option to purchase 48,662 shares; and, 526,460 shares owned by the Waste Technology Corp. Employees Profit Sharing Trust of which Messrs. Flood, Robson and Morrison are Trustees.

   (3)Consists of 78,454 shares held directly; 2,400 shares held as custodian for his minor son; 505,000 shares held by Robson & Miller, of which Mr. Robson is the senior partner; and 1,000 shares held by the Robson & Miller pension plan. Excludes 89,728 shares held by Kenneth N. Miller, a partner of Mr. Robson who is the beneficial and record owner of such shares. Does not include the 526,460 shares owned by the Waste Technology Corp Employees Profit Sharing Trust of which Messrs. Flood, Robson and Morrison are trustees since these shares are included in Mr. Flood's holdings and their inclusion here would be duplicative.

Alan Morrison                        240,000(4)                       4.7%
875 E. Camino Real,
Apt. 10-C
Boca Raton, Fla. 33432

Robert Roth                            3,300(5)                Less than 1%
Georgetown Electric, Ltd.
Unit 17, 2501 W. Third Street
Wilmington De., 19805

William E. Nielsen                   192,006(6)                        3.8%
5400 Rio Grande Avenue
Jacksonville, Fla. 32254

Charles C. Wildes                    392,000(7)                        7.7%
396 Frost Industrial Blvd.
Baxley, Ga. 31513

All Officers and
Directors as a
Group (6 persons)                   2,617,282(8)                      51.5%

--------
     (4) Consists of options to purchase 240,000 shares. Does not include the 526,460 shares owned by the Waste Technology Corp Employees Profit Sharing Trust of which Messrs. Flood, Robson and Morrison are trustees since these shares are included in Mr. Flood's holdings and their inclusion here would be duplicative.

     (5) Excludes an aggregate of 315,358 shares held by family members.

     (6) Consists of 142,006 shares held jointly with his spouse and options to purchase 50,000 shares.

     (7) Consists of 40,000 shares held directly; 42,000 shares held by the Wildes Family Trust of which Mr. Wildes has a 20% ownership interest; 30,000 shares held indirectly as the executor of an estate, as a result of which Mr. Wildes has voting power and control over the disposition of these shares, but does not have any pecuniary interest in the shares; and, an option to purchase 280,000 shares.

     (8) Includes shares owned by family members of Robert Roth as follows: his wife, Patricia B. Roth (114,182), his son, Steven F. Roth (83,968), his daughter, Kathie Cecile Roth (10,000) and his son Charles B. Roth and his wife, Marta Roth (107,188).

Background of Executive Officers and Directors

         The following is a brief account of the experience, for at least the past five (5) years, of each nominee for director, each director whose term does not expire at the Annual Meeting, and each executive officer of the Company:

         Ted C. Flood, age 67, was elected as the President and Chief Executive Officer of the Company on February 23, 1993. He is also the President and Chief Executive Officer of two of the Company's subsidiaries, International Baler Corporation ("IBC") and Consolidated Baling Machine Co., Inc. ("Consolidated"). He was elected as a Director of the Company in May, 1989. From 1960 to 1972 he was president of Peabody Solid Waste Management Company (EZ Pack). From 1972 to 1975 Mr. Flood was a corporate vice-president of marketing for Browning Ferris Industries. During the period from 1977 to 1988 he was the principal shareholder and president of Solid Waste Recovery Systems.

         Morton S. Robson, age 75, was elected a Director and the Secretary of the Company in 1989. On February 23, 1993, he was elected Executive Vice President of the Company. Since 1977 Mr. Robson has been the senior partner of the law firm of Robson & Miller, LLP (and its predecessor firms), which acts as general counsel to the Company. Mr. Robson obtained an LLB degree from St. John's University School of Law.

         Alan Morrison, age 71, has served as a Director of the Company since January, 1986. Mr. Morrison has been a management consultant and private investor since 1971. In 1970, he was the founder of SCA Services, Inc., a waste disposal company. For more than 25 years, he has been a director of the Dauphin Deposit Bank of Hanover, Pennsylvania. Mr. Morrison failed to file on a timely basis a Form 5 disclosing one transaction, the grant of a stock option.

         Charles C. Wildes, age 40, is President of the Company's subsidiary, International Press and Shear Corporation ("IPS"), and was appointed by the Board Of Directors as a Director of the Company in 1997. Prior to joining IPS he was the General Manger of Selco Products, Inc. and Director of purchasing for the Harris Group. Mr. Wildes was employed in various positions with Selco from 1978 to 1995, including Purchasing Director (5 years), Vice President of Manufacturing (5 years) and Assistant General Manager (4 years). Mr. Wildes received a Bachelor of Science Degree in Business Administration in 1978 from The Citadel.

         Robert Roth, age 72, is the Chairman of the Board and Treasurer of Georgetowne Electric, Ltd., and a director of Keystone Insurance Co., both publicly held companies. For more than the past five (5) years, in addition to being the Chairman of the Board and Treasurer of Georgetowne Electric, Ltd., he has also been the President and Chief Executive Officer of Browning Weldon Corp., a privately held financial company.

         William E. Nielsen, age 50, joined the Company in June 1994 as its Chief Financial Officer. Prior to joining the Company, Mr. Nielsen acted as a financial consultant to Fletcher

Barnun Inc., a privately held manufacturing concern, from October 1993 through June 1994. From 1980 through July 1993 he was the Vice President, Administration and Finance at Unison Industries, Inc. Mr. Nielsen received a B.B.A in Finance and an M.B.A. at Western Illinois University in 1969 and 1970, respectively.

Executive Compensation

         The following table sets forth a summary of all compensation awarded to, earned by or paid to, the Company's Chief Executive Officer and each of the Company's executive officers whose compensation exceeded $100,000 per annum for services rendered in all capacities to the Company and its subsidiaries during fiscal years ended October 31, 1997, October 31, 1996 and October 31, 1995(1):

--------
     (1) The law firm of Robson & Miller, LLP and its predecessor firms have provided legal services for the Company. Morton S. Robson, the Executive Vice President and Secretary and a Director of the Company, is the senior partner of Robson & Miller, LLP. During Fiscal 1997, Robson & Miller, LLP received $60,000 from the Company and $2,825 from the Company's subsidiary, IBC, as payment for legal services rendered. As of the end of Fiscal 1997 accrued but unpaid legal fees due to Robson & Miller, LLP from the Company amounted to $358,754. Further, Robson & Miller exercised an option in June, 1995 to purchase 250,000 shares of the Company's Common Stock at $1.00 per share. See "Certain Relationships and Related Party Transactions".


                           SUMMARY COMPENSATION TABLE

                             Annual Compensation              Long Term Awards

Name and            Year   Salary      Bonus   Other Annual    Number        All Other
Principal Position         ($)         ($)     Compensation    of            Compensation
                                              ($)             Options
Ted C. Flood,       1997   180,750(1)    -0-       -0-           -0-           -0-
Chief Executive
Officer and         1996   190,422(2)    -0-       -0-           -0-           -0-
President of
Company and IBC     1995   150,034(3)    -0-       -0-           -0-           203,125(4)


         No director of the Company received remuneration for services as a director during Fiscal 1997.




         The following table sets forth certain information relating to stock option grants during Fiscal 1997 to the Company's Chief Executive Officer and each of the Company's most highly compensated executive officers whose compensation exceeded $100,000 for Fiscal 1997:

--------

       (1) Ted C. Flood, President of the Company and President of the Company's subsidiaries received $156,500 in compensation from IBC during the fiscal year ended October 31, 1997 and $24,250 from Consolidated during that period.

       (2) Ted C. Flood, President of the Company and President of the Company's subsidiaries received $164,340 in compensation from IBC and IPS during the fiscal year ended October 31, 1996 and $26,082 from Consolidated during that period.

       (3) Ted C. Flood, President of the Company and President of the Company's subsidiaries received $130,501 in compensation from IBC and IPS during the fiscal year ended October 31, 1995 and $19,533 from Consolidated during that period.

       (4) Such other compensation is based upon Mr. Flood's exercise on June 13, 1995 of an option to purchase 250,000 shares of the Company's Common Stock. The option price was $1.00 per share and at the time of the exercise of the option the price per share was $1.8125 per share. The figure set forth in the table is equal to the difference between the fair market value of the Common Stock acquired on the date of exercise ($1.8125 on June 13, 1995) and the exercise price ($1.00) of the option.

                        OPTION GRANTS IN LAST FISCAL YEAR

                              Individualized Grants


Name             Number of Securities  Percent of Total  Exercise or  Expiration
                 Underlying            Options/SARs      Base Price   Date
                 Options/SARs          Granted to        ($/Sh)
                 Granted (#)           Employees in
                                       Fiscal 1997
Ted C. Flood(1)  -0-                   NA                NA           NA


         No options were exercised during Fiscal 1997 by the Company's Chief Executive Officer or any of the Company's most highly compensated executive officers whose compensation exceeded $100,000 for Fiscal 1997.


Employment and Severance Agreements


         On September 15, 1996, Ted C. Flood, the President and Chief Executive officer of the Company entered into an employment agreement with the Company. The agreement is for a term of five years commencing on October 1, 1996 and terminating on September 30, 2001. Pursuant to the agreement, Mr. Flood shall receive compensation of $150,034 for the first year with increases of 5% per annum during the term of the agreement. However, in the event the Company is not profitable in any year, the Company's Board of Directors has the right to defer the 5% increase earned during that year. Such increase in income that is deferred shall be carried forward and paid in the next profitable fiscal year at the end of such fiscal year in a lump sum payment. The agreement further provides that in the event of a merger, consolidation, sale of substantially all of the Company's assets, or a sale of either a majority or plurality of the Company's stock, Mr. Flood shall have the option to allow the agreement to remain a binding obligation of the Company or the surviving or successor corporation or at such time of such event receive the balance due him under the agreement.

         On June 3, 1989, IBC entered into a Severance Agreement (the "Agreement") with Ted C. Flood, its President. The Agreement provides, among other things, that, in the event of a change in control of IBC as that term is defined in the Agreement, and the subsequent termination of Mr. Flood's employment by IBC other than for cause or by Mr. Flood for good

--------
     (1) In September 1988 Mr. Flood was granted an option to purchase 200,000 shares of IBC stock. This option expires on September 21, 1998. As a result of the IBC merger, this option was converted to an option to purchase 48,622 shares of the Company's stock at a price of $.6165 per shares. The conversion was calculated based upon the conversion rate of IBC shares for the Company's shares as set forth in the Merger Agreement.

reason, (as such terms are defined in the Agreement), IBC shall pay to Mr. Flood, in addition to his salary at the date of termination, a lump-sum severance payment equal to 2.99 times the greater of his annual salary rate in effect as of the date of termination or such rate in effect immediately prior to the change in control, together with compensation for other benefits to which he would have been entitled.

         The initial term of the Agreement was from May 3, 1989 through April 30, 1991. It was, and thereafter it shall be, automatically extended for one year periods, unless IBC shall give written notice of termination, at least one year prior to the termination date, of its desire not to extend the Agreement. In the event of a change in control of the Company, however, the Agreement shall continue in effect for not less than 24 months after such change in control.



Certain Transactions

Related Party Transactions


         Loans to Officers and Directors

         The Company and IBC entered into an agreement with Mr. Flood dated as of December 29, 1995 pursuant to which IBC assigned all of its interest in a life insurance policy it owned on Mr. Flood's life to Mr. Flood. In consideration for this assignment Mr. Flood agreed to pay IBC the sum of $145,727 which amount represented the cash surrender value of the policy as of the date of the agreement. This amount is to be paid out of the proceeds Mr. Flood or his Estate receives upon surrender of the policy or from the living proceeds or death benefit proceeds from the policy, whichever occurs first. Interest on Mr. Flood's obligation accrues at the rate of 6% per annum from the date of the agreement to the date of payment. The agreement further provides that no payment of principal or interest of this obligation shall be required to be made until such time that Mr. Flood or his Estate shall receive the proceeds from the policy. This obligation of Mr. Flood to IBC is evidenced by a promissory note executed by Mr. Flood to the order of IBC.

         The agreement further provides that all premiums due on the policy after ownership has been transferred from IBC to Mr. Flood shall be advanced by the Company. Each time that such advance is made for a premium by the Company, Mr. Flood shall execute a promissory note to the order of the Company in the amount of such premium advanced. Such note shall accrue interest at the rate of six per cent per annum and no payment of principal or interest of such notes shall be required to be made until such time that Mr. Flood or his Estate shall receive the proceeds from the policy, either upon the surrender of the policy or from the living proceeds or death benefit proceeds, whichever occurs first. As of the date of this report, the Company had advanced funds to pay five premiums on the policy each in the amount of $20,000. Mr. Flood has executed five promissory notes, each in the amount of $20,000, to the order of the Company evidencing his obligation to repay these loans to the Company.

         As of the date of this report, Morton S. Robson, the Company's Executive Vice President and Secretary and a Director and corporate counsel, was indebted to the Company. The transaction giving rise to the obligations owed to the Company by Mr. Robson is described below.

         On April 12, 1990, four individuals, including Leslie N. Erber, then Chairman of the Board and President of the Company, and Morton S. Robson entered into an agreement with a group of dissident shareholders to purchase an aggregate of 294,182 shares at a purchase price of $4.00 per share. Mr. Erber and Mr. Robson each purchased 134,951 shares of stock. Such number of shares and purchase price have been adjusted to reflect the one for four (1:4) reverse stock split effected on November 13, 1991. The dissidents had previously filed Forms 14B with the Commission indicating their intention of seeking control of the Company through the solicitation of consents from shareholders to a reduction in the number of directors and the replacement of the present directors with directors nominated by the dissident group. As part of the agreement to purchase the shares, the dissident shareholders who were selling their shares agreed that, for a period of ten years, they would not seek to obtain control of the Company or solicit proxies in opposition to the Board of Directors on any matter.

         Messrs. Erber and Robson and the two other persons borrowed the aggregate amount of $1,244,328 from the Company in 1990 and 1991 to purchase these shares. Most of the loan (91.5%) was made in equal amounts to the President and the Secretary. Those advances were secured by a lien on the 294,182 shares of Common Stock. In addition, Mr. Erber agreed to transfer to the Company as additional collateral, 156,000 shares of stock of the Company. Approximately one-half of this sum was advanced on April 12, 1990 and the balance during 1991. In April 1990, promissory notes evidencing the first half of the funds were executed by these persons bearing interest at the rate of 9% per annum and payable in three annual installments commencing on April 12, 1991. Thereafter, independent members of Waste Tech's Board of Directors unanimously extended the payment due date of each payment for one (1) year. New promissory notes to Waste Tech were thereafter executed for the full amount of the advance, payable in three annual installments commencing April 12, 1992. The notes were secured by a lien on all of these shares which were acquired. In June 1992, $200,000 of the principal amount of these loans was repaid to the Company through a sale of 100,000 of the acquired shares at $2.00 per share. Payment of the remainder of the principal due in 1993 and 1994, together with the accrued interest, was subsequently deferred for two years by the Company's Board of Directors, and deferred again until 1997. It is anticipated that the obligation will again be deferred.

         Thereafter, Mr. Erber, in connection with his termination as President of the Company, turned in all of his stock in to the Company and IBC in full satisfaction of his obligation of $698,527.

         In June 1995 Robson & Miller exercised a stock option to purchase 250,000 shares of the Company's Common Stock at $1.00 per share, by offsetting $250,000 of the fees that were due and owing from the Company. As of the end of fiscal 1997, the Company owed Mr. Robson's law firm the sum of $358,754 for legal fees and disbursements. The Company has acquired a security interest in the shares acquired by Robson & Miller by the exercise of the aforesaid option as collateral security for repayment of the outstanding loan of Mr. Robson. As of October 31, 1997 Mr. Robson still owed the Company $427,364 together with accrued interest. The largest aggregate outstanding loan balance of Mr. Robson during the past two (2) fiscal years was $719,721.


         Legal Services

                  The law firm of Robson & Miller, LLP and its predecessors have provided legal services for the Company and its subsidiaries. Morton S. Robson, the Secretary and a Director of the Company is a partner of Robson & Miller, LLP, general counsel to the Company. During fiscal 1997, Robson & Miller, LLP received $60,000 from the Company and $2,825 from IBC as payment for legal services rendered. As of the end of fiscal 1997, accrued but unpaid legal fees due to Robson & Miller, LLP, from the Company amounted to $358,754. In fiscal 1994 Robson & Miller was granted an option to purchase 250,000 shares at $1.00 per share for a five year period, in consideration of forbearing collection of past due legal fees. As noted above, on June 13, 1995, Robson & Miller exercised a stock option to purchase the 250,000 Shares at $1.00 per share, by offsetting $250,000 of the fees that were due and owing form the Company.

         Conflicts of Interest

         Each of Messrs. Flood and Robson are directors of both the Company and its subsidiary, IBC. Conflicts of interest may arise for Messrs. Flood and Robson in transactions between the Company and IBC. Additionally, counsel to the company is Robson & Miller, LLP, of which Mr. Robson is the senior partner. Conflicts of interests may arise as the result of such relationship.

         Robert Roth

         Members of the immediate family of Robert Roth, one of the Directors of the Company own an aggregate of 6.2% of the Company's outstanding and issued stock. The shares of stock are owned by his wife, Patricia B. Roth (114,182), his son, Steven F. Roth (83,968), his daughter, Kathie Cecile Roth (10,000) and his son Charles B. Roth and his wife, Marta Roth (107,188). Pursuant to the terms of an agreement dated May 11, 1993 between Patricia Roth, Steven Roth and Robert Roth so long as Patricia Roth and Steven Roth are the owners of more than one percent (1%) of the number of outstanding shares of Common Stock, the Company has agreed to use its best efforts to cause the election of Robert Roth as a member of the Board of Directors.

                                 PROPOSAL NO. 2:

                  AUTHORIZING THE COMPANY'S BOARD OF DIRECTORS
              TO APPROVE, IN ITS DISCRETION, A REVERSE ONE FOR TWO
                   STOCK SPLIT OF EACH SHARE OF THE COMPANY'S
                            OUTSTANDING COMMON STOCK


General

         This resolution authorizes the Company's Board of Directors, if it so chooses to proceed, to approve a one for two (1:2) reverse stock split of the Company's Common Stock, which will be effected by an amendment to the Amended Certificate of Incorporation of the Corporation (the "Amendment").

         In the event the Company's Board of Directors approves such a one for two (1:2) reverse stock split, each share of the Company's Common Stock outstanding (sometimes the "Old Common Stock") immediately prior to a date (the "Record Date ") to be determined by the Board of Directors will be cancelled, and each holder will receive in exchange therefor one (1) share of common stock, $.01 par value per share (sometimes the "New Common Stock") for each (2) shares of Old Common Stock previously held by such stockholders. Certificates evidencing fractional shares of New Common Stock will not be issued. See below for a discussion of the treatment of fractional shares.


Result of the Reverse Stock Split

         In the event of the Company's Board of Directors approving such a reverse one for two (1:2) stock split, the Company will have outstanding approximately 2,633,148 shares of New Common Stock (less approximately 1,000 shares which may be purchased by the Company to round fractional shares into whole shares), replacing the 5,266,297 shares of Old Common Stock outstanding as of the date hereof. Each stockholder will hold the same proportion of the outstanding New Common Stock as Old Common Stock prior to the effectiveness of the reverse stock split.

         There are presently 25,000,000 shares of Common Stock authorized, and 19,070,177 shares authorized but unissued. In the event of the Company's Board of Directors approving such a reverse one for two (1:2) stock split, the number of authorized but unissued shares will be increased to 22,035,089 (plus approximately 1,000 treasury shares which may be purchased to round fractional shares into whole shares). Such increased number of authorized but unissued shares could be issued to preclude or to make difficult merger or takeover attempts or to dilute the interests of the holders of Common Stock. However, management has no intention at the present time of doing so.

         The Old Common Stock is quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ") system under the symbols "WTEK," and the Company anticipates such quotations and symbol listing will be unaffected as the result of such a reverse one for two (1:2) stock split. Further, such a reverse one for two (1:2) stock split will neither cause a decrease in the number of beneficial owners of the New Common Stock below 300, nor will it cause the Company to cease having the Common Stock registered under
Section 12(g) of the Securities Exchange Act of 1934, as amended.

Reasons for the Amendment

         NASD Marketplace Rule 4310(c)(04), which became effective on February 23, 1998, requires that in order for the securities of a NASDAQ SmallCap company, such as the Company, to remain listed on the NASDAQ Automated Quotation System, such company's securities must maintain a minimum bid price of $1.00 for at least ten (10) consecutive trading days. In the event a SmallCap company does not maintain such minimum bid price requirement, its securities will be delisted from the NASDAQ Automated Quotation System and its securities will then be traded on the Electronic Bulletin Board. This makes trading of such a company's securities much more difficult and often results in a further decrease in trading activity and market price. The Company has received notice from the NASDAQ Stock Market that it is not in compliance with its minimum bid price requirement and that its common stock will be delisted as of May 28, 1998. The Company, however, may request a review of the situation which will generally stay delisting. The table set forth below, See, "Market Information", sets forth the range of high and low bid quotations for the Company's Common Stock during the fiscal year ending October 31, 1997 and for the three (3) months ended January 31, 1998.

         The Company is seeking authorization form its shareholders to permit its Board of Directors to authorize a reverse one for two (1:2) stock split of its Common Stock in the event the price of its stock does not increase in an effort to meet so that it can meet the minimum bid price requirement. The Company anticipates that the effect of such reverse stock split would be to double the price of the Company's stock. This would most likely result in the price of the Company's stock exceeding a bid price of $1.00 and would therefore, meet the minimum bid price requirement. Since NASDAQ has advised the Company that it is in compliance with all of its other requirements this would result in the Company's stock remaining on the NASDAQ Automated Quotation System.


Applicable State Law

         Under the General Corporation Law of the state of Delaware, which is the Company's state of incorporation, the reverse split of the Common Stock is effected by the filing of a Certificate of Amendment to the Certificate of Incorporation, which Amendment may or may not change the par value of the Company's Common Stock. The Board has decided not to change the par value of the Company's Common Stock, but will instead transfer from the Company's capital account an amount equal to the par value of the shares of Common Stock no longer outstanding to the Company's surplus account, which is permitted by action of the Board of Directors of the Company pursuant to Section 244 of the Delaware General Corporation Law. The effect of the change will be an accounting entry, which will move approximately $29,649 from capital to the Company's surplus account. The Board perceives no other effect on the Company's financial statements as a result of this change.

Common Stock

         In the event the reverse stock split is approved by the Board of Directors, it will involve the cancellation of all shares of Old Common Stock, and the issuance of one (1) share of New Common Stock to each stockholder in exchange for each two (2) shares of Old Common Stock previously held by such stockholder.

         The rights of the holders of the New Common Stock will be the same as the holders of the Old Common Stock, although stockholders who receive odd lot shares, i.e., blocks of less than 100 shares, as the result of the Reverse Split may experience difficulty in disposing of such odd lot shares. The holders of the New Common Stock are and will be entitled to receive such dividends as may be declared by the Board out of funds legally available therefor. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, holders of New Common Stock will be entitled to the remaining net assets, if any. Each share of the New Common Stock has and will have one vote, and there are and will be no preemptive, subscription, conversion or redemption rights for the holders of the New Common Stock. All of the outstanding shares of Old Common Stock are fully paid and nonassessable, as will be the shares of outstanding New Common Stock issued in replacement therefor.

Fractional Shares

         No certificates evidencing fractional shares of New Common Stock will be issued as the result of the reverse stock split. However, if fractional shares do result, then the Company, for the sole purpose of eliminating such fractional shares, will purchase each fraction of a share at a price equal to the fraction times the closing bid of the Old Common Stock as reported by NASDAQ at the close of business on the Record Date for the reverse split as adjusted for the reverse split.


Exchange of Certificates

                  On the effective date of the filing of the Amendment, all shares of Old Common Stock (and all treasury shares) will be cancelled on the record books of the Company and automatically listed as the correct number of shares of New Common Stock. Shortly after that date each holder of an outstanding certificate representing shares of Old Common Stock will be mailed a letter of transmittal and will be able to receive a certificate representing his shares of New Common Stock by transmitting his Old Common Stock certificate(s) together with the letter of transmittal to the Company's transfer agent, American Stock Transfer & Trust Company. Shareholders will not receive certificates for New Common Stock or any distributions thereon unless and until the certificates representing their Old Common Stock are surrendered. At such time fractional shares will be purchased by the Company.

                  TRANSMITTAL FORMS AND INSTRUCTIONS WILL BE FURNISHED TO STOCKHOLDERS SUBSEQUENT TO THE EFFECTIVE DATE OF THE AMENDMENT. STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THE TRANSMITTAL FORMS ARE RECEIVED AND SHOULD SURRENDER CERTIFICATES ONLY WITH SUCH LETTER OF TRANSMITTAL.

         After filing of the Amendment by the Delaware Secretary of State there will be no transfers of Old Common Stock on the stock transfer books of the Company. If, after filing of the Amendment certificates theretofore representing Old Common Stock are presented for transfer, they will be exchanged for New Common Stock pursuant to the terms of the Amendment.

Federal Income Tax Consequences

         The following is a general summary of the material federal income tax consequences resulting from the reverse stock split under current federal income tax law. It does not apply to all shares, including shares held by foreign shareholders and shares which are not held as capital assets. Moreover, because tax consequences may vary depending upon the particular facts relating to each stockholder, no representation can be made with respect to the specific federal income tax consequences to each stockholder. Stockholders should consult their own tax advisors concerning their individual tax situation and the tax consequences of the reverse stock split under the federal income tax laws and under any applicable state or local income tax laws.

         The Company believes that, under current interpretations of the Internal Revenue Code, as amended (the "Code") and the applicable Regulations thereunder, the federal income tax consequences applicable to a stockholder receiving New Common Stock in exchange for shares of Old Common Stock hold by such stockholders are generally as follows:

                  The reverse stock split should qualify as a recapitalization under Section 368(a)(1)(E) of the Code. As a result, no gain or loss will be recognized for federal income tax purposes by a stockholder who exchanges his Old Common Stock solely for New Common Stock. A stockholder who receives cash in lieu of a fractional share is treated as if he received the fractional share in the exchange and redeemed it. As a result thereof, such stockholder will recognize capital gain or loss equal to the difference between the cash received or receivable and the basis allocable to the fractional share.

                  The basis of the New Common Stock received and any fractional share deemed to have been received by a stockholder will be the same as the aggregate basis of the Old Common Stock surrendered in exchange therefor. The holding period of the New Common

Stock received by the shareholders (other than the additional share, if purchased) will be the same as the holding period or periods of the Old Common Stock exchanged therefor.

                  The Company will not recognize gain or loss upon the issuance of New Common Stock to its holders in exchange for their shares of Old Common Stock.

Fairness of the Reverse Stock Split

         The Board of Directors believes that authorization of the reverse stock split is fair to stockholders and that such belief is reasonable since the reverse stock split will not materially affect the interest of any stockholder in the assets or profits of the Corporation.

Market Information

         The Company's Common Stock is presently traded in the over-the-counter market and is quoted on the NASDAQ System under the symbol WTEK.

         The following table sets forth the range of high and low bid quotations for the Company's Common Stock during the fiscal year ending October 31, 1997 and for the first three months of Fiscal year ending October 31, 1998. The closing bid prices for the Common Stock are as reported by the NASDAQ System, which represent prices between dealers without retail mark-up, mark-down or commissions, and do not necessarily reflect actual transactions.

Fiscal Year Ended
 October 31, 1997

                                             High             Low
First Quarter                                1 1/16            5/8
Second Quarter                                13/16            9/16
Third Quarter                                1 1/16           11/16
Fourth Quarter                                15/16            1/2

Fiscal Year Ended
  October 31, 1998

First Quarter                                   7/8            1/2



         The number of holders of record of the Corporation's Common Stock at April 3, 1998 was 755; and management estimates that there are approximately 1300 beneficial owners, which is not expected to materially decrease as a result of the reverse stock split.

Absence of Appraisal Rights

         No appraisal rights are provided to dissenting shareholders in a reverse split transaction by Delaware law, under which the Company is incorporated. Further, the Company has not separately elected to provide rights of appraisal to dissenters.

Interest of Certain Beneficial Owners and Management

                  The Corporation's officers, directors and holders of more than 5% of the outstanding shares of Common Stock beneficially own 2,617,282 shares of Old Common Stock representing approximately 51.5% of the number of shares outstanding. See "Proposal No. 1" "Board of Directors". All of these holders will be affected by the reverse stock split in proportion to their existing share ownership. The reverse stock split will not materially affect the proportion of shares of the Company held by such individuals or its value relative to stock held by other holders.


                                 PROPOSAL NO. 3:

                          RATIFICATION OF SELECTION OF
                  KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS


         The Board of Directors has selected the firm of KPMG Peat Marwick LLP, independent certified public accountants, to audit the accounts for the Company for fiscal year ending October 31, 1998 ("Fiscal 1998"). The Company is advised that neither that KPMG Peat Marwick LLP nor any of its partners has any material direct or indirect relationship with the Company. The Board of Directors considers KPMG Peat Marwick LLP to be well qualified for the function of serving as the Company's auditors. The Delaware General Corporation Law does not require the approval of the selection of auditors by the Company's stockholders, but in view of the importance of the financial statement to stockholders, the Board of Directors deems it desirable that they pass upon its selection of auditors. In the event the stockholders disapprove of the selection, the Board of Directors will consider the selection of other auditors. The Board of Directors recommends that you vote in favor of the above proposal in view of the quality of the services provided by KPMG Peat Marwick LLP, its outstanding reputation as a leading audit firm and its familiarity with the Company's financial and other affairs.

         A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

         Unless otherwise directed by the stockholder giving the proxy, the proxy will be voted for the ratification of the selection by the Board of Directors of Peat Marwick LLP as the Company's independent certified public accountants for Fiscal 1998.

                             STOCKHOLDERS' PROPOSALS

         Proposals of stockholders intended to be presented at the 1998 annual meeting must be received in writing, by the President of the Company at its offices by March 20, 1999 in order to be considered for inclusion in the Company's proxy statement relating to that meeting.

                                              By Order of the Board of Directors

                                              Morton S. Robson, Secretary

                             WASTE TECHNOLOGY CORP.

                        THIS PROXY IS SOLICITED ON BEHALF
                            OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Ted C. Flood and Morton S. Robson as proxies (the "Proxies"), each with power of substitution and resubstitution, to vote all shares of Common Stock, $.01 par value per share, of Waste Technology Corp. (the "Company") held of record by the undersigned on April 3, 1997 at the Annual Meeting of stockholders to be held at the offices of the Company, 5400 Rio Grande Avenue, Jacksonville, Florida 32254, on Thursday, May 28, 1998 at 10:00 A.M. local time, or at any adjournments thereof, as directed below, and in their discretion on all other matters coming before the meeting or any adjournments thereof.

Please mark boxes / / in blue or black ink.

1. Election of two Class II Directors: Robert Roth and William E. Nielsen. (Mark only one of the two boxes for this item)

        /   / VOTE FOR all nominees named above except those who may be named on this line:
     -----------------------------------------------------------------------

                                      (OR)

        /   /    VOTE WITHHELD as to all nominees named above.



2. Proposal to authorize the Company's Board of Directors, if it so chooses, to approve a one for two (1:2) reverse stock split of each share of the Company's outstanding Common Stock

        FOR /   /             AGAINST  /   /          ABSTAIN  /   /


3. Proposal to ratify appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants:

        FOR /   /             AGAINST  /   /         ABSTAIN  /   /


4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        When properly executed, this Proxy will be voted as directed. If no direction is made, this Proxy will be voted "FOR" Proposals 1, 2 and 3.

        Please mark, date, sign and return this Proxy promptly in the enclosed envelope.

        Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney or executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                             Dated: _______________________ , 1998


                             X ____________________________
                                      Signature


                             X _____________________________
                                      Print Name(s)


                             X ____________________________
                                      Signature, if held jointly